EXHIBIT 2

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

EXCERPT OF ITEM (1) OF THE MINUTES OF THE 125th MEETING OF

THE BOARD OF DIRECTORS, HELD ON JUNE 15, 2016.

As Secretary of the meeting of the Board of Directors, I hereby CERTIFY that item (1) of the Agenda included in the Minutes of the 125th Meeting of the Board of Directors of Oi S.A. held on June 15, 2016, at 11:00 am, at Praia de Botafogo, No. 300, 11th floor, suite 1101, Botafogo, in the City and State of Rio de Janeiro, reads as follows:

“With respect to item (1) of the Agenda, the Chairman of the Board reported to the Directors the receipt of the letter of resignation of his alternate Mr. Fernando Marques dos Santos, dated June 1, 2016, but had only come to the attention of the Board’s Secretariat on June 14, 2016, since the letter was not addressed to a specific Oi staff member”

The majority members of the Board of Directors were present and affixed their signatures: José Mauro M. Carneiro da Cunha, Luiz Antonio do Souto Gonçalves, Ricardo Malavazi Martins, Thomas Reichenheim, Rafael Luís Mora Funes, André Cardoso de M. Navarro, Luís Maria Viana Palha da Silva, João Manuel Pisco de Castro e Marten Pieters.

Rio de Janeiro, June 15, 2016.

José Augusto da Gama Figueira

Secretary